AMENDMENT TO
SECOND AMENDED AND RESTATED
PLEDGE AND SECURITY AGREEMENT

This AMENDMENT TO SECOND AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT (this “Amendment”) dated as of July 31, 2018 is made by and between COMMONWEALTH INTERNATIONAL SERIES TRUST, a Massachusetts business trust, (“Pledgor”), and FIFTH THIRD BANK, an Ohio banking corporation, for itself and as agent for any affiliate of Fifth Third Bancorp (“Pledgee”) to that Second Amended and Restated Pledge and Security Agreement dated as of August 1, 2012 by and between Pledgor and Pledgee, as amended from time to time (the “Agreement”).

WHEREAS, Pledgor and Pledgee have agreed to amend the Agreement on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, intending to be legally bound the parties hereto agree as follows:

A.          Capitalized terms not otherwise defined in this Amendment shall have the meanings set forth for them in the Agreement.

B.          The first WHEREAS Clause on page 1 of the Agreement is hereby amended and restated in its entirety to read as follows:

WHEREAS, Pledgor and Pledgee have previously entered into (i) that certain Custody Agreement by and between the Custodian and Borrower dated as of October 7, 2000, and all amendments thereto; and (ii) that certain Global Custody Agreement by and between the Custodian and Borrower dated as of March 1, 2001, and all amendments thereto (the “Custody Agreements”) pursuant to which Pledgee holds securities as custodian for Pledgor on behalf of the Commonwealth Australia/New Zealand Fund, the Commonwealth Global Fund, the Commonwealth Japan Fund, the Commonwealth Real Estate Securities Fund and the Commonwealth Africa Fund (collectively, the Funds”), all as more fully set forth in the Custody Agreement; and

C.          The Account Number for the Commonwealth Africa Fund is set forth on attached Exhibit A.

D.          Except as expressly modified by this Amendment, the Agreement remains in full force and effect. This Amendment may be executed in counterparts, each of which will be an original and all of which shall constitute a single agreement.

IN WITNESS WHEREOF, Pledgor and Pledgee have executed this Amendment by their duly authorized officers as of the date first above written.

PLEDGEE:	PLEDGOR:

FIFTH THIRD BANK	COMMONWEALTH INTERNATIONAL SERIES TRUST

By:	By:
Cheri Padgett, Vice President	Robert W. Scharar, President

EXHIBIT A

COMMONWEALTH AFRICA FUND

ACCOUNT NO.	LOCATION

01-01-003-9401274	Fifth Third Bank